American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

ARIZONA’S TOOTH DOCTOR FOR KIDS

WAKEFIELD, MASSACHUSETTS – October 26, 2006 – American Dental Partners, Inc., (NASDAQ: ADPI) announced today that it has signed a definitive agreement to acquire the assets of Arizona’s Tooth Doctor for Kids (“Tooth Doctor”). The assets of Tooth Doctor will be contributed to a newly-created subsidiary which will be owned 85% by the Company and 15% by the principals of Tooth Doctor. Closing of this transaction is subject to satisfaction or waiver of certain customary closing conditions, including the receipt of consents to the assignment of various contracts. The Company expects that the transaction will close during the fourth quarter of 2006.

Tooth Doctor is a dental group practice which provides dental care to children through six locations in metropolitan Phoenix and Globe, Arizona. The dental group has 37 dentists and in 2005 generated annual patient revenue of approximately $20 million. Approximately 89% of the group’s revenue is derived from health plans contracted with the Arizona Health Care Cost Containment System (“AHCCCS”), the state’s Medicaid program. Approximately 640,000 children are enrolled in Arizona’s Medicaid program and State Child Health Insurance Program (“SCHIP”), representing nearly 40% of the state’s child population.

The Company estimates that approximately 31 million children nationwide are eligible to receive dental care through state Medicaid and SCHIP programs, with more than one-third of the four million children born annually in the United States eligible to receive health care coverage through Medicaid programs. Dental expenditures under Medicaid and SCHIP programs are estimated by the Centers for Medicare & Medicaid Services to exceed $2 billion annually, with just 20% of Medicaid and SCHIP eligible children receiving dental care. The Company intends to investigate opportunities to address this shortage of pediatric dental care, which may include the development of similar dental facilities in the future in selected markets throughout the United States.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 20 dental groups which have 200 dental facilities with approximately 1,873 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2005.